EMPLOYMENT AGREEMENT

Irrespective of the date this Employment Agreement (this "Agreement") is actually fully executed and signed, it is being entered into as of April 19, 2011 (the "Effective Date") by and between Riviera Holdings Corporation (the "Employer"), and Larry King (the "Executive") and shall have retroactive effect back to the Commencement Date. Employer and Executive may jointly be referred to herein as the "Parties" and respectively as a "Party."

RECITALS

WHEREAS, Employer desires to offer employment to Executive as provided for in Section 1 of this Agreement, and Executive wishes to accept such employment upon such terms and conditions set forth herein;

Now, therefore, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the foregoing recitals are true and correct and are incorporate herein as if fully set forth and further agree as follows:

AGREEMENT

1.	Employment. During the Specified Term (defined in Section 2 below), Employer shall employ Executive as Employer's Chief Financial Officer. Executive may have such duties, authorities, and responsibilities as may customarily be exercised by individuals serving as the chief financial officer of similarly situated employers, including, but not limited to: overseeing financial management; coordinating preparation of financial statement, reports, and analyses; ensuring compliance with governmental and regulatory reporting; creating, coordinating, and evaluating financial programs and supporting information systems; establishing and maintaining internal controls; overseeing all human resource department functions; maintaining organizational structure and staffing levels to accomplish company operational and financial goals; providing internal financial analysis for operational purposes; maintaining records systems in accordance with generally accepted auditing standards; overseeing cage and credit operations; and, overseeing purchasing and receiving functions. Executive shall report to the Chief Executive Officer (the "CEO") or such other individual or individuals as may be designated by the CEO from time to time.

2.	Commencement Date; Specified Term. Subject to earlier termination as provided for herein, the term of Executive's employment hereunder shall commence on April 1, 2011 (the "Commencement Date") and terminate on the third anniversary thereof (the "Initial Term"). Absent written notice by Employer to Executive or Executive to Employer no less than thirty (30) days before the expiration of the Initial Term, this Agreement and all terms herein Terms shall automatically renew for one additional year. The Initial Term and all written extensions of the employment term thereafter shall be referred to hereinafter as the "Specified Term." If, however, Executive remains employed by Employer after the conclusion of the Specified Term without first entering into a subsequent and mutually agreeable contract of employment, any such employment shall be expressly at-will and no term of employment shall apply unless the Parties agree otherwise in writing.

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3.	Base Salary. During the Specified Term, in consideration of the performance by Executive of all of Executive's obligations hereunder, Employer shall pay Executive an annual base salary of Two Hundred Forty Thousand Dollars and Zero Cents ($240,000.00) (the "Base Salary"). The Base Salary shall be payable in equal bi-weekly installments or as otherwise in accordance with the payroll practices of Employer in effect from time to time for Employer's other similarly situated executives and in compliance with the laws of the State of Nevada.

4.	Bonus and Equity Compensation. Executive and Employer shall enter into an agreement setting forth the terms of executive bonus plan and incentive programs (including, but not limited to, an equity incentive program) ("Bonus Programs") in which Employee shall be eligible to participate. Said Bonus Programs may be modified from time to time at the sole discretion of Employer. Executive and Employer further acknowledge and agree that the bonus plan shall be implemented for fiscal year 2012. Any bonus for fiscal year 2011 shall be at the sole discretion of the Board of Directors.

5.	Benefit Programs (Excluding Bonus Programs). During the Specified Term, Executive shall be entitled to participate in Employer's benefit plans as are generally made available from time to time to Employer's senior executives, subject to the terms and conditions of such plans, and subject to Employer's right to amend, terminate or take other similar actions with respect to such plans. Executive shall be entitled to twenty-three (23) business days of paid time off in each calendar year Executive is employed by Employer ("Paid Time Off"); provided, however, that this entitlement shall be prorated for the 2011 calendar year. Executive shall be allowed to carry-over unused Paid Time Off from year to year, at his sole discretion, without limitation. The value of Paid Time Off shall be derived by dividing Executive's then Base Salary by 260 and multiplying the quotient thereof by the number of days for which cash compensation is then sought by Executive ("Cash Value"). Upon 30 days advance notice to the Employer, Executive shall be entitled to receive the Cash Value of accrued, but unused Paid Time Off.

6.	Expense Payments and Reimbursements. To the extent Executive incurs travel or other business expenses in the course of Executive's employment, Executive shall be reimbursed for such expenses, upon presentation of written documentation in accordance with Employer's policies in effect from time to time but, in any event, within thirty (30) days from the submission of said written documentation.

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7.	Extent of Services. Executive agrees that the duties and services to be performed by Executive shall be performed exclusively for Employer on a full time basis. Executive further agrees to perform such duties in an efficient, trustworthy and businesslike manner. During the Specified Term, Executive agrees not to render to others any service of any kind whether or not for compensation, or to engage in any other business activity whether or not for compensation, that, in each case, is similar to or conflicts with the performance of Executive's duties under this Agreement without prior written consent. Notwithstanding the foregoing, Executive shall be entitled to conduct his own personal affairs, including directing, engaging in, and managing the investment, assets and affairs of Executive's and/or Executive's immediate family, so long as such activities do not interfere with Executive's duties and services hereunder.

8.	Licensing Requirements. Executive acknowledges that Employer is engaged in a business that is subject to and exists because of privileged licenses issued by governmental authorities in Nevada and other jurisdictions in which Employer is engaged or during Executive's employment may apply to engage in Employer's business. If requested to do so by Employer, Executive shall, at the Employer's sole expense and cost, apply for and obtain any license, qualification, clearance or the like which shall be requested or required of Executive by any regulatory authority having jurisdiction over Employer.

9.	Failure to Satisfy Licensing Requirement. If Executive fails to satisfy any licensing requirement referred to in Section 8 above, or if any governmental authority directs Employer to terminate any relationship it may have with Executive, or if Employer determines in its reasonable exercise of its business judgment that Executive was or is involved in or is about to be involved in activity, relationships or circumstances that jeopardizes Employer's business or licenses or if any such license is threatened to be denied, suspended or revoked, this Agreement may be terminated by Employer pursuant to Section 15 of this Agreement.

10.	Policies and Procedures. In addition to the terms herein, Executive agrees to be bound by Employer's policies and procedures, as they may be amended by Employer from time to time, appearing in an Employer handbook, business practices manual, ethics manual, or other similar document. In the event the terms in this Agreement conflict with any of Employer's policies and procedures, the terms of this Agreement shall control.

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11.	Restrictive Covenants.

a.	Non-Competition. Executive acknowledges that by virtue of Executive's position with Employer and in the course of Executive performing Executive's duties and responsibilities hereunder, Executive will form relationships and become specifically and generally acquainted with Employer's business and business affiliates (collectively the "Employer Group") confidential and proprietary information as further described in Section 11(c) below. Executive further acknowledges that such relationships and information are and will remain highly valuable to the Employer Group and that the restrictions on future employment, if any, are reasonably necessary in order for the Employer Group to remain competitive in the highly competitive resort-gaming industry. In recognition of the Employer Group's heightened need for protection from abuse of relationships formed or information garnered before and during Executive's employment hereunder, Executive covenants and agrees that:

(i)	Upon the termination of Executive's employment at any time for any reason or no reason, whether by Executive or Employer, Executive acknowledges, covenants, and agrees that for a three (3) month period immediately following the termination ("Restricted Period"), Executive shall not directly or indirectly or in any manner or method be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in a "Competitor" (defined below) anywhere within a 100 mile radius of the Employer. This Section 11(a)(i) shall have no effect, and Executive shall not be subject to non-competition, defined herein, if there is a "Liquidity Event." For purposes of this Section 11(a)(i), "Liquidity Event" will be deemed to occur at such time as (i) Riviera Holdings Corporation and/or its shareholders consummate (in one transaction or a series of related transactions) a sale of stock, merger, consolidation, share exchange, division or other reorganization of Riviera Holdings Corporation with any person or persons, corporation or entity, other than an entity owned at least 80% by Riviera Holdings Corporation, unless immediately after such transaction, the shareholders of Riviera Holdings Corporation immediately prior to such transaction beneficially own, directly or indirectly 20% or more of the "Total Market Value" (defined below) of the resulting entity, or in the case of a division of Riviera Holdings Corporation into one or more entities, 20% or more of the Total Market Value of each such entity, in each case in substantially the same proportion as such shareholders owned shares of Riviera Holdings Corporation prior to such transaction; or (ii) Riviera Holdings Corporation sells or disposes of (in one transaction or a series of related transactions) all or substantially all of the assets of Riviera Holdings Corporation. For this Section 11(a)(i) Total Market Value shall mean the aggregate market value of Riviera Holdings Corporation or the resulting entity's outstanding common equity (or other equivalent equity securities), on a fully diluted basis, plus the aggregate market value of Riviera Holdings Corporation or the resulting entity's other outstanding equity securities, as measured by the exchange rate of the transaction or by such other method as the Committee determines where there is not a readily ascertainable exchange rate.

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(ii)	Notwithstanding the obligations enumerated herein, it shall not be a violation of any obligation owed by Employee during the restrictive periods identified in Sections 11(a)(i) for Executive (or anyone one acting on Executive's behalf) to own up to five percent (5%) of a publically traded entity engaged in the hotel-resort or hotel-resort-gaming industry so long as such ownership does not result in Executive having any operational or management role of any kind in such industry.

b.	Non-Solicitation. In addition to the covenants under Section 11(a) above, Executive's covenants and expressly agrees that for a period of eighteen (18) months immediately following termination of Executive's employment at any time for any reason or no reason, whether by Executive or Employer, Executive shall not:

(i)	Make known to any Competitor or officer, director, executive, employee or agent of a Competitor, the names, addresses, contact information or any other information pertaining to any advertisers, suppliers, vendors, independent contractors, brokers, partners, patrons, executives or customers (collectively the "Business Contacts") of the Employer Group or prospective Business Contacts of the Employer Group on whom Executive called or with whom Executive did business or attempted to do business during his employment for Employer either for Executive's own benefit or for any Competitor;

(ii)	Call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of Business Contacts of the Employer Group or prospective Business Contacts of the Employer Group on whom Executive called or with whom Executive did business or attempted to do business during his employment for Employer either for Executive's own benefit or for any Competitor;

(iii)	Approach, solicit, contract with or hire any current advertiser, supplier, vendor, independent contractor, broker or employee of the Employer Group with a view towards enticing such person to cease his/her/its relationship with the Employer Group or end his/her employment with the Employer Group, without the prior written consent of Employer, such consent to be within Employer's sole and absolute discretion.

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For purposes of this Agreement, "Competitor" shall mean any hotel, resort, gaming, casino or combination hotel, resort, gaming or casino establishment located within a 100 mile radius of Employer's location at 2901 Las Vegas Blvd. South, Las Vegas, Nevada.

c.	Confidentiality. Executive covenants and agrees that, other than in connection with the performance of duties hereunder, Executive shall not at any time during Executive's employment by Employer or for a period of five years thereafter, without Employer's prior written consent, such consent to be within Employer's sole and absolute discretion, disclose or make known to any person or entity outside of Employer any proprietary or other confidential information concerning the Employer Group, including without limitation, the Employer Group proprietary and confidential business practices, contractual relationships, marketing practices and procedures, management policies or any other information regarding the Employer Group's operation whatsoever, which is not already and generally known to the public through no wrongful act of Executive or any other party. Executive covenants and agrees that Executive shall not at any time during the Specified Term, or for a period of five years thereafter, without Employer's prior written consent, utilize any such proprietary or confidential information in any way, including communications with or contact with any third party other than in connection with employment hereunder. In addition to the above, and not by way of limitation, Executive further covenants and agrees that Executive shall not at any time during Executive's employment or at any time thereafter disclose, make known to any person or entity, or otherwise use for any purpose whatsoever any Trade Secret belonging to the Employer Group which is not already and generally known to the public through no wrongful act of Executive or any other party. For purposes of this Agreement, Trade Secrets are defined in a manner consistent with the broadest interpretation of Nevada law and shall include, but shall not be limited to formulas, patterns, compilations, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

d.	Exclusions. Anything to the contrary herein notwithstanding, the provisions of Section 11(c) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information, (ii) with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to Executive's violation of this Section or (iv) as to information that is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive.

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e.	Third Party Information. Executive acknowledges that the Employer Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive will hold all such confidential or proprietary information in the strictest confidence, provided that Executive is reasonably aware that the information is confidential, and will not intentionally or negligently disclose it to any person or entity or to use it except as necessary in carrying out Executive's duties hereunder consistent with Employer Group's agreement with such third party. Executive shall not be in violation of his obligations under this Section 11(d) if such Third Party confidential or proprietary information is already generally known to the public through no wrongful act of Executive or any other party.

f.	Employer's Property. Executive hereby confirms that Trade Secrets, proprietary or confidential information and all information concerning business practices of the Employer Group, constitute the Employer Group's exclusive property, regardless of whether Executive possessed or claims to have possessed such information prior to the date hereof ("Employer Property") if the same has been utilized by the Employer Group for any business purpose. Executive agrees that upon termination of employment, Executive shall promptly return to Employer, and retain no copies of, all Employer Property including, but not limited to, Employer Property recorded or appearing in any notes, notebooks, memoranda, computer disks, Rolodexes and any other similar repositories of information (regardless of whether Executive possessed such information prior to the date hereof). Such repositories of information also include, but are not limited to, any files or other data compilations in any form, whether on Executive's personal or home computer or otherwise, which in any manner contain any Employer Property. Notwithstanding anything to the contrary, nothing in this Section 11(e) is intended to prevent Executive from maintaining contact information pertaining to the gaming industry that Executive has accumulated over his years in such industry, including his years as an Executive of Employer; provided, however, that Executive shall not use such information in any manner that does or may result in a violation of Executive's obligations under Section 11 hereof.

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12.	Representations. Executive hereby represents, warrants and agrees with Employer that:

a.	A portion of the compensation and consideration to be paid to Executive hereunder is in consideration for: (i) Employer's agreement to employ Executive; (ii) agreement that the covenants contained in Sections 7 and 11 are reasonable, appropriate and suitable in their geographic scope, duration and content; (iii) agreement that Executive shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) agreement that such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms; and, (v) the free and full assignability of such covenants and agreement upon a sale or other transaction of any kind relating to the ownership and/or control of Employer;

b.	The enforcement of any remedy under this Agreement will not prevent Executive from earning a livelihood, because Executive's past work history and abilities are such that Executive can reasonably expect to find work irrespective of the covenants and agreements contained in Section 11 above;

c.	The covenants and agreements stated in Sections 7, 11 and this Section 12, are essential for Employer's reasonable protection;

d.	Employer has reasonably relied on these covenants and agreements by Executive; and,

e.	Executive has the full right to enter into this Agreement and by entering into and performance of this Agreement will not violate or conflict with any arrangements or agreements Executive may have or agreed to have with any other person or entity.

Additionally, Executive agrees that in the event of Executive's breach or threatened breach of any covenants and agreements set forth in Sections 7 and 11 above, Employer may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, Executive waives any claim that Employer has an adequate remedy at law or for the posting of a bond.

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13.	Termination for Death or Disability. Executive's employment hereunder shall terminate upon Executive's death or Disability (as defined below). In the event of Executive's death or Disability, Executive (or Executive's estate or beneficiaries in the case of death) shall, excepted as otherwise stated herein, have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination of employment other than (a) unpaid Base Salary and earned but unused Paid Time Off to the date of termination of employment (which shall be paid on Employer's next scheduled payroll date), (b) any bonus earned and awarded for work performed in a prior calendar year but which remains unpaid to Executive (which shall be paid on the date such bonus is distributed to other executives in like positions), (c) incurred, but unpaid business expense reimbursement pursuant to Section 6, and (d) benefits provided pursuant to Section 5, subject specifically to and limited by the terms and conditions applicable thereto. For purposes of this Section 13, Disability is defined as Executive's incapacity, certified by a licensed physician selected by Employer ("Employer's Physician"), which precludes Executive from performing the essential functions of Executive's duties hereunder for any consecutive period of two (2) month. In the event Executive disagrees with the conclusions of Employer's Physician, Executive (or Executive's representative) shall designate a physician ("Executive's Physician"), and Employer's Physician and Executive's Physician shall jointly select a third physician ("Third Physician"), who shall make the determination. Executive hereby consents to any examination or to provide or authorize access to any medical records that may be reasonably required by Employer's Physician or the Third Physician in connection with any determination to be made pursuant to this Section 13.

14.	Termination by Employer for Cause. Employer may terminate Executive's employment hereunder for "Cause" (as defined below) at any time. If Employer terminates Executive's employment for Cause, Executive shall have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination of employment other than unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer's next scheduled payroll date), incurred but unpaid business expense reimbursement pursuant to Section 6 of this Agreement, and benefit coverage Pursuant to Section 5 of this Agreement consistent with and only as required by the express terms of benefit plans in which Executive participates at the time of termination (but expressly excluding Paid Time Off to which Employee shall not be entitled). For purposes of this Section 14, Cause is defined as: (a) any breach by Executive of any of his material obligations contained in this Agreement; (b) consistent neglect or failure to perform Executive's duties and responsibilities consistent with Executive's executive positions; (c) a material violation of Employer's Code of Business Conduct and Ethics and Conflict of Interest Policy (see attached Exhibit "A") or (d) conviction or plea of nolo contendere to a felony involving moral turpitude.

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15.	Termination by Employer without Cause. Employer may, at any time, terminate Executive's employment hereunder without Cause by delivering 30 days prior written notice of termination. If Employer terminates Executive's employment hereunder other than for Cause, then, except as otherwise stated, Executive shall have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination of employment other than (a) earned but unpaid Base Salary then in effect; (b) earned but unused Paid Time Off through the date of termination; (c) three (3) months Base Salary then in effect, paid in accordance with Employer's scheduled payroll practices, (d) reimbursement of incurred, but unpaid business expenses pursuant to Section 6 of this Agreement; (e) bonus expressly awarded for work performed in a prior year, but yet unpaid to Executive; (f) a pro rata share of bonus for the current year measured against any bonus awarded in the immediately prior year; and (g) continued health care coverage or COBRA coverage, at no cost to Executive or his dependents, under Employer's health insurance programs for six (6) months immediately following termination after which time the cost of continued health coverage shall be Executive's sole and exclusive responsibility; provided, however, that if Executive becomes eligible for health and insurance coverage from a new employer, then Employer's COBRA obligations pursuant to this clause 15 shall immediately cease. The payments and benefits to be provided pursuant to this Section 15 upon termination of Executive's employment shall constitute the exclusive payments in the nature of severance, termination pay or salary continuation which shall be due to Executive and shall be in lieu of any other such payments or benefits under any plan, program, policy or arrangement which has heretofore been or shall hereafter be established by Employer.

16.	Termination by Executive. Executive may terminate Executive's employment hereunder upon 30 days' prior written notice to Employer. If Executive terminates his employment, Executive shall have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination other than (a) earned but unpaid Base Salary then in effect through the date of termination; (b) earned but unused Paid Time Off through the date of termination; (c) incurred, but unpaid business expense reimbursement pursuant to Section 6 of this Agreement; and (d) benefit coverage Pursuant to Section 5 of this Agreement consistent with and only as required by the express terms of benefit plans in which Executive participates at the time of termination (but expressly excluding Paid Time Off to which Employee shall not be entitled).

17.	Release; Full Satisfaction. Notwithstanding any provision in Sections 15 and 16 hereof, no payments or benefits shall be provided pursuant to Section 15 and 16, which are in addition to the payments or benefits that are required by law, unless and until Executive executes and delivers a standard form of general release of any and all claims relating to this Agreement and employment generally, and such release has become irrevocable in the event that the release of a claim requires a waiting period for irrevocability.

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18.	Termination After The Expiration of the Specified Term. Notwithstanding any other provision herein, if Executive remains employed at-will by Employer after expiration of the Specified Term, and Executive is terminated for reasons enumerated in Section 13 above, the terms of Section 13 shall apply. If Executive remains employed at-will after expiration of the Specified Term and Executive is terminated by Employer for reasons enumerated in Section 14 above, the terms of Section 14 shall apply. If Executive remains employed at-will after expiration of the Specified Term and Executive is terminated by Employer for reasons enumerated in Section 15 above, the terms of Section 15 shall apply. If Executive remains employed at will after expiration of the Specified Term and Executive terminates his employment as specified in Section 16 above, the terms of Section 16 shall apply. In the case of a termination after the Specified Term but consistent with Sections 15 or 16 above, Executive shall satisfies the requirement of Section 17 prior to Executive being entitled to or receiving any payment or remuneration enumerated in such sections.

19.	Section 409A. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"). The Agreement shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with Employer for purposes of the Agreement and no payments shall be due to Executive under the Agreement which are payable upon Executive's termination of employment unless Executive would be considered to have incurred a "separation from service" from Employer within the meaning of Section 409A. To the extent required in order to avoid immediate taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following Executive's termination of employment shall instead be paid on the first business day after the date that is six months following Executive's termination of employment (or upon Executive's death, if earlier). In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to Executive pursuant to the Employment Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a "deferral of compensation" within the meaning of Section 409A.

20.	Cooperation Following Termination. Following termination of Executive's employment hereunder for any reason, Executive agrees to cooperate with Employer upon the request of Employer and to be reasonably available to Employer with respect to matters arising out of Executive's services to Employer. Employer shall reimburse, or at Executive's request, advance Executive for expenses reasonably incurred in connection with such matters.

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21.	Transition Services Agreement. Executive expressly understands and agrees that should there be a Liquidity Event or should Employer enter into an agreement that is reasonably anticipated to result in a Liquidity Event (collectively, for this Section 21, an "Event"), Executive shall use his best efforts to immediately commence good faith negotiations with Employer or, as appropriate, Employer's parent or affiliated entities (including, without limitations, Employer's assigns) to provide transition services related to or concerning Executive's services to Employer, Employer's business, and any other matter mutually agreed upon between Executive and Employer.

22.	Interpretation; Each Party the Drafter. THIS AGREEMENT IS THE PRODUCT OF EXTENSIVE DISCUSSIONS AND NEGOTIATIONS BETWEEN THE PARTIES. EACH OF THE PARTIES WAS REPRESENTED BY OR HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL WHO EITHER PARTICIPATED IN THE FORMULATION AND DOCUMENTATION OF, OR WAS AFFORDED THE OPPORTUNITY TO REVIEW AND PROVIDE COMMENTS ON, THIS AGREEMENT. ACCORDINGLY, THIS AGREEMENT AND THE PROVISIONS CONTAINED IN IT SHALL NOT BE CONSTRUED OR INTERPRETED FOR OR AGAINST ANY PARTY TO THIS AGREEMENT BECAUSE THAT PARTY DRAFTED OR CAUSED THAT PARTY'S LEGAL REPRESENTATIVE TO DRAFT ANY OF ITS PROVISIONS.

23.	Indemnification. Employer shall indemnify and defend Executive to the fullest extent permitted by Nevada law and/or any other non-conflicting applicable law.

24.	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

25.	Survival. Notwithstanding anything in this Agreement to the contrary, to the extent applicable, any Section which by its intent should survive shall survive the termination of this Agreement.

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26.	Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) the business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (c) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified, notices shall be sent to the addresses indicated below:

To Employer:

Riviera Holdings Corporation

2901 Las Vegas Blvd. South

Las Vegas, Nevada 89109

With a copy to:

Eric W. Franklin

Rinaldi, Finkelstein & Franklin, LLC

591 West Putnam Avenue

Greenwich, CT 06830

To Executive:

Larry King

11529 Capanna Rosso Pl.

Las Vegas, NV 89141

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

27.	Tax Withholding. Notwithstanding any other provision of this Agreement, Employer may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state, local and other taxes as shall be required to be withheld under any applicable law or regulation.

28.	Attorneys' Fees. In the event suit is brought to enforce, or to recover damages suffered as a result of breach of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and costs associated with any suit.

29.	Limitation of Damages. In no event shall either Party be liable to the other, except with respect to third party claims, for any consequential, incidental, or indirect damages.

30.	No Waiver of Breach or Remedies. No waiver by Executive or Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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31.	Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by an authorized representative of Employer (other than Executive), and Executive, nor consent to any departure by Executive or Employer from any of the terms of this Agreement shall be effective unless the same is signed by an authorized representative of the affected party. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

32.	Governing Law. The laws of the State of Nevada shall govern the validity, construction, and interpretation of this Agreement, without regard to conflict of law principles. Further, venue for any dispute resolution process that occurs pertaining to this Agreement or the subject matter of this Agreement shall lie exclusively in the federal or state courts of Nevada, located in Las Vegas, Nevada, in any action, suit or proceeding arising out of or relating to this Agreement or any matters contemplated hereby, and any such action, suit or proceeding shall be brought only in such court.

33.	Waiver of Jury Trial. Executive and Employer recognize that a trial by jury is more costly and time consuming than a non-jury trial, and that due to court calendar delays, it often takes longer for a case to proceed to a trial by jury. In order to avoid such delays, and to obtain a prompt resolution of disputes while avoiding unnecessary expense, the Parties mutually acknowledge, inentionally and knowingly agree to waive their REspective rights to a trial by jury in any and all actions, claims, proceedings, counterclaims, or third-party claims brought by them arising out or in any way connected to executive's employment with employer, the termination thereof or this agreement.

34.	Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

35.	Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Executive without the prior written consent of Employer in its sole and absolute discretion. Notwithstanding the foregoing, this Agreement shall be binding on and inure to the benefit of Executive and Executive's heirs, executors, administrators and legal representatives. Executive expressly understands and agrees this Agreement shall be binding on and inure to the benefit of Employer and its successors and assigns, including successors by merger and operation of law and that Employer may fully and freely assign this entire Agreement, including but not limited to those provisions appearing in Sections 7 and 11 herein, or any part of its rights and obligations under this Agreement at any time without Executive's consent and following such assignment all references to Employer shall be deemed to refer to such assignee and Employer shall thereafter have no obligation under this Agreement.

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36.	Entire Agreement. This Agreement supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of Executive's employment with Employer, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both Employer and Executive. To the extent that this Agreement conflicts with any of Employer's policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

37.	Use of Executive's Name, Voice and Likeness. Executive hereby irrevocably grants Employer the unrestricted right, but not the obligation, to use Executive's name, voice or likeness for any publicity or advertising purpose in any medium now known or hereafter existing so long as he is employed by Employer.

IN WITNESS WHEREOF, Employer and Executive have entered into this Agreement in Las Vegas, Nevada as of the Effective Date.

EXECUTIVE	RIVIERA HOLDINGS CORPORATION

/s/ Larry King	By: /s/ Andy Choy
LARRY KING	NAME: Andy Choy
TITLE: CEO

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